                                                            Exhibit 99(a)(1)


                           [BRIDGE COMMITMENT LETTER]

                            BANKERS TRUST CORPORATION
                               l3O LIBERTY STREET

                            NEW YORK, NEW YORK 10006


Laredo Acquisition Corp.
c/o Odyssey Investment Partners Fund, LP
280 Park Avenue (38th Floor)
New York, NY  10017

Attention:        Brian Kwait

         Re:      Celadon Group, Inc.  Acquisition Financing

Gentlemen:

     We understand that Odyssey Investment Partners Fund, LP ("Odyssey") and certain other equity investors reasonably satisfactory to us (collectively, the "Equity Investors") intend to consummate a leveraged
 recapitalization transaction  (the  "Recapitalization")   whereby  Laredo
Acquisition Corp., a corporation newly formed by the Equity Investors ("Holdings"), would merge with Celadon Group, Inc. (the "Acquired Business"). Upon consummation of the Recapitalization, the assets of the Acquired Business will be held by a direct wholly owned subsidiary of Holdings (the "Operating Company"). We further understand that the
funding  requirements  for  the   Recapitalization,   the refinancing of
indebtedness of the Acquired Business (the "Refinancing") and related fees and expenses will be approximately $279.5 million and such amount, together with ongoing working capital requirements, will be provided solely from (i) a revolving credit facility of the Operating Company (the "Bank Financing") of up to $175.0 million, of which up to $7.5 million will be drawn as of the closing date of the Recapitalization (the "Closing Date"),
(ii) a $64.0 million equity investment in Holdings (including up to $6.4 million of rollover equity of certain stockholders of the Acquired Business) (the "Equity Financing"), (iii) the assumption of existing indebtedness and (iv) the issuance and sale of the Operating Company Debt Securities and the Holdings Discount Debt Securities (each as defined below). The Recapitalization, the Refinancing, the Bank Financing, the Equity Financing, any advance of the bridge loan contemplated by this letter and the issuance and sale of the Operating Company Debt Securities and the Holdings Discount Debt Securities are herein collectively referred to as the "Transaction".

     In connection with the Transaction, you have engaged BT Alex. Brown Incorporated to sell or place senior subordinated debt securities of the Operating Company (the "Operating Company Debt Securities") and senior discount debt securities of Holdings (the "Holdings Discount Debt Securities" and, together with the Operating Company Debt Securities, the "Debt Securities").

     You have requested that Bankers Trust Corporation (the "Lender") commit to provide to (i) the Operating Company funds in the amount of up to $100 million in the form of a senior subordinated bridge loan to be made available as described in Section 1 hereof (the "Operating Company Bridge Loan") and (ii) Holdings funds in the amount of up to $25 million in the form of a senior discount bridge loan to be made available as described in Section 1 hereof (the "Holdings Bridge Loan" and, together with the Operating Company Bridge Loan, the "Bridge Loan").

     Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lender agrees with you as follows:

     Section 1. Bridge Loan. The Lender hereby commits, subject to the terms and conditions hereof and in the Summary Term Sheets attached hereto as Exhibits A and B (collectively, the "Term Sheet"), to provide to the Operating Company a senior subordinated bridge loan on the Closing Date in the aggregate principal amount of up to $100 million and to Holdings a senior discount bridge loan on the Closing Date yielding gross proceeds
of up to $25  million.  The proceeds   of  the   Bridge   Loan  shall  be
used   solely  to   finance   the Recapitalization,  to  consummate  the
Refinancing and to pay related fees and expenses. The principal terms of the Bridge Loan are summarized in the Term Sheet.

     Unless the Lender's commitment hereunder shall have been terminated pursuant to Section 7, the Lender shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

     You hereby represent and covenant that based on your review and analysis, to the best of your knowledge (a) all information other than Projections (as defined below), which has been or is hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and, to your knowledge, is, or in the case of Information made available after the date hereof will be, when taken together as a whole, true and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and (b) all financial projections concerning the Acquired Business that have been or are hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections"), to your knowledge, have been or, in the case of

Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). In arranging and syndicating the Bridge Loan, the Lender will be using and relying on the Information and the Projections. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the representations contained herein shall be terminated and of no further force and effect.

     Section 2. Financing Documentation. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lender and you. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be reasonably satisfactory to the Lender and you.

     Section 3. Conditions. The obligation of the Lender under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of the following conditions:

          (a) Recapitalization Agreement. Holdings and the Acquired Business shall have entered into a merger agreement relating to the Recapitalization (the "Recapitalization Agreement") on terms and in form and substance reasonably satisfactory to the Lender (it being understood that the draft merger agreement dated June 23, 1998 is satisfactory to the Lender in all material respects). The Recapitalization Agreement shall not have been amended without the
     Lender's   consent,   which  consent  shall  not  be unreasonably
     withheld. All conditions precedent to the Recapitalization contained in the Recapitalization Agreement shall have been performed or complied with substantially on the terms set forth therein and not waived without the Lender's consent, which consent shall not be unreasonably withheld and simultaneously with the making of the Bridge Loan, the Recapitalization shall have been consummated.

          (b) Financing Documentation. Holdings, the Operating Company and the Lender shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby, on terms and in form and substance reasonably satisfactory to the Lender, Holdings and the Operating Company.

          (c) Bank Financing. The Operating Company shall have entered into definitive documentation on terms and in form and substance reasonably satisfactory to the Lender and the Operating Company with respect to the Bank Financing (collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents") with a commercial lender or lenders or a syndicate of commercial lenders. The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance with all material agreements thereunder.

          (d) Equity Financing. On or prior to the Closing Date, Holdings shall have received cash proceeds of not less than $64 million, which shall be provided by the Equity Investors and up to $6.4 million shall have been in the form of rollover equity. The terms of the Equity Financing shall be otherwise satisfactory to the Lender.

          (e) No Adverse Change or Development, Etc. (i) Nothing shall have occurred since March 31, 1998 (and the Lender shall have become aware of no facts or conditions not previously known to the Lender) which the Lender shall reasonably determine could reasonably be expected to have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Acquired Business, after giving effect to the Transaction; (ii) a banking moratorium shall not have been declared by New York or United States authorities; and (iii) there shall not have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the general financial markets of the United States which, in each case in clauses (ii) and (iii) hereof, in the reasonable judgment of the Lender would materially and adversely affect the ability to sell or place the Debt Securities.

          (f) Capital Structure. The pro forma consolidated capital structure of Holdings and the Operating Company, after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein, and other than the Bank Financing, the Bridge
      Loan and other indebtedness reasonably satisfactory to the Lender (including up to approximately $83 million of capital leases), Holdings and its subsidiaries (including the Operating Company), after giving effect to, and upon consummation of, the Transaction, shall have no outstanding indebtedness for money borrowed.

          (g) Opinions. As of the Closing Date, the Lender shall have received a legal and other opinions (including with respect to solvency) from persons, and covering matters, reasonably acceptable to the Lender and customary for high yield financings.

          (h) Take-Out Bank. You shall have engaged BT Alex. Brown Incorporated (the "Take-Out Bank") to privately place the Debt Securities of Holdings and the Operating Company, the proceeds of which will be used either to fund the Transaction or to prepay in whole or in part the Bridge Loan. Holdings and the Operating Company shall have prepared an offering memorandum relating to the issuance of Debt Securities (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, of Holdings, the Operating Company and the Acquired Business for the periods required of a registrant on Form S-1) and the Take-Out
     Bank shall have been provided with a reasonable opportunity to market such Debt Securities pursuant to such offering memorandum for such a period as is customary to complete the sale of securities such as the Debt Securities.

     Section 4. Securities Demand. You agree to comply with the provisions in the fee letter dated the date hereof between you and the Lender (the "Fee Letter").

     Section 5. Indemnification and Contribution. You agree to indemnify the Lender and each of its affiliates and each person in control of the Lender and each of its affiliates and the respective officers, directors, employees, agents and representatives of the Lender and its affiliates and control persons, as provided in the Indemnity Letter dated the date hereof (the "Indemnity Letter") and attached hereto.

     Section 6. Expenses. In addition to any fees that may be payable to the Lender hereunder and regardless of whether any of the transactions contemplated by this letter are consummated, if this letter agreement is terminated in accordance with Section 7 hereof, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lender for all reasonable fees and disbursements of legal counsel and consultants, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lender's special counsel, and all of the Lender's travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lender's commitment hereunder, in each case contemplated by this Section 6 only to the extent that either (i) the Recapitalization is consummated or (ii) Holdings receives reimbursement for such expenses pursuant to the Recapitalization Agreement.

     Section 7. Termination. The Lender's commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier of (A) November 30, 1998 if no portion of the Bridge Loan has been funded
(other than as a result of failure of the Lender to fulfill its obligations hereunder), and (B) the termination of the Recapitalization Agreement in accordance with the terms thereof. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination.

     Section 8. Assignment. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lender, to an affiliate of the Lender that is financially capable of honoring its obligations as a Lender hereunder, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 8); provided, however, that the Lender shall have the right, in its sole discretion, to syndicate the Bridge Loan, once funded (or, prior to funding, to financial institutions reasonably acceptable to you) among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to
sell,   transfer  or  assign  all  or  any  portion  of,  or   interests  or
participations in, the Bridge Loan and any notes issued in connection therewith.

     Section 9. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY
WAIVED.  YOU AND WE HEREBY SUBMIT TO THE  NON-EXCLUSIVE  JURISDICTION  OF THE
 FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY
MATTERS   CONTEMPLATED  HEREBY.  This  letter (including  the  provisions of the Indemnity Letter specifically incorporated herein) embodies the entire agreement and understanding between you and the Lender and supersedes all prior agreements and understandings relating to the subject
 matter   hereof.   This  letter  may  be  executed  in  any  number  of
counterparts, each of which shall be an original, but all of which shall constitute one instrument. Capitalized terms used herein or in the Term Sheet and not defined herein or therein shall have the meaning provided in the Fee Letter.

     The Lender reserves the right to employ the services of its affiliates (including the Take-Out Bank) in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to the Lender in such manner as the Lender and its affiliates may agree in their sole discretion. You acknowledge that the Lender may share with any of its affiliates (including the Take-Out Bank) and such affiliates may share with the Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related
to you or your  affiliates,  the  Acquired Business   (including
information   relating  to   creditworthiness)   or  the Transaction.

     If you are in agreement with the foregoing, please sign and return to the Lender at 130 Liberty Street, New York, New York 10006 the enclosed copy of this letter no later than 5:00 p.m., New York time, on June 23, 1998, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

                                             Very truly yours,

                                             BANKERS TRUST CORPORATION


                                             By:
                                                Name:
                                                Title:

Accepted and Agreed to as of the date first above written:

LAREDO ACQUISITION CORP.


By:
     Name:
     Title:


By:
     Name:
     Title:

                                                                       EXHIBIT A
                       Bridge Loan and Term Loan Facility
                               Summary Term Sheet(1)

Borrower:      A subsidiary (the "Borrower") of the surviving company of the merger of Laredo Acquisition Corp., a corporation newly formed by the Equity Investors ("Holdings"), with the Acquired
               Business.

Guarantors:    All obligations under the Bridge Loan shall be unconditionally guaranteed on a senior subordinated basis by each of the Borrower's subsidiaries, if any, that guarantee the Bank
               Financing (collectively,  the "Guarantors").

Lender:        Bankers Trust Corporation.

Amount:        $100 million senior subordinated bridge loan (the "Bridge Loan").

Maturity:      The commitment shall automatically expire on November 30, 1998 if the Bridge Loan has not been funded (other than as a result of failure of the Lender to fulfill its obligations hereunder). Any outstanding amount under the Bridge Loan will be required to be repaid in full on the earlier of (a) one year following the initial funding date of any portion of the Bridge Loan and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Bridge Loan shall be converted, subject to the conditions outlined under "Conditions to Conversion of the Bridge Loan", to a senior subordinated term loan facility (the
               "Term Loan" and, collectively with the Bridge Loan, the "Facility") with a maturity of six months after the scheduled maturity of the Bank Financing (as in effect on the Closing
               Date); provided, however, that the Borrower shall pay to the Lender on the Conversion Date (as defined below), a conversion cash fee as provided in the Fee Letter (the "Conversion Fee").

Commitment
and Funding
Fee:           As provided in the Fee Letter.

--------

         (1) Capitalized terms used herein and not defined herein shall have the meanings provided in the bridge loan commitment letter to which this summary term sheet is attached.

Use of         To fund in part the Transaction and to pay related fees and
Proceeds       expenses.

Interest
Rate:          As provided in the Fee Letter.

Ranking: The obligations of the Borrower and the Guarantors under the Bridge Loan will be senior subordinated obligations of the Borrower and the Guarantors and will rank (i) junior in right of payment to all senior indebtedness of the Borrower or the Guarantors, as the case may be, (ii) senior in right of payment with all subordinated indebtedness of the Borrower or the Guarantors, as the case may be and (iii) PARI PASSU in right of payment with all senior subordinated indebtedness of the Borrower or the Guarantors, as the case may be.

Optional
Prepayment:    The Borrower may prepay the Bridge Loan or the Term Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; PROVIDED, HOWEVER, that at such time as the Term Loan bears interest at the Fixed Rate, the Term Loan shall be subject to redemption restrictions and premiums typical for high yield debt securities.

Mandatory
Prepayment:    Net proceeds of sales of debt securities or equity securities in a public offering or private placement by the Borrower or any of its subsidiaries shall be used to prepay the Bridge
               Loan plus accrued interest and any other amount payable thereunder to the full extent of the net proceeds so received to the extent such net proceeds (other than from the issuance of Debt Securities) are not used to retire bank debt. The
               Borrower will be required to make an offer to purchase all notes outstanding under the Bridge Loan or the Term Loan, as the case may be, upon the occurrence of a Change of Control
               (to be defined).

Participation/
Assignment
or
Syndication:   The Lender may participate out or sell or assign, or syndicate to other lenders, the Bridge Loan or Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws.

Conditions
to Conversion
of the Bridge
Loan: One year after the Funding Date of any portion of the Bridge Loan, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Bridge Loan) of the Borrower or any of its subsidiaries in excess of $5 million for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Bridge Loan shall convert into the Term Loan; provided, however, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Bridge Loan has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

Debt Security
Exchange:      The Lender may at any time after the Conversion Date require that the Borrower exchange the Term Loan for long-term notes which shall bear interest at the Fixed Rate, determined at such time, and shall have such covenants as are customary for high yield debt securities issued for cash in the then prevailing market and reasonably acceptable to the Lender and the Borrower and shall in addition provide customary and mutually acceptable registration rights, including, without limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.

Covenants:     The Financing Documentation will contain customary affirmative and negative high yield covenants (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries to incur additional indebtedness and to incur indebtedness which is subordinated to senior debt and not subordinated to the Bridge
               Loan or Term Loan, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets.
               Further, during the term of the Bridge Loan, the covenants will be more restrictive than the covenants applicable to the Term Loan and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions as are customary for such financings.

Representations
and
Warranties:    Customary for transactions of this type.

Conditions
Precedent:     Customary for transactions of this type as set forth in Section 3 of the bridge loan commitment letter.

Events
of Default:    Customary for transactions of this type, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

Governing Law
and Forum:     The State of New York.

Indemnification
and Expenses
Reimbursement: Customary for transactions of this type.

                                                                       EXHIBIT B

                  Senior Discount Bridge and Term Loan Facility
                               Summary Term Sheet(2)


Borrower:      Laredo Acquisition Corp., a corporation newly formed by the
               Equity Investors (the "Borrower").

Guarantors:    None.

Lender:        Bankers Trust Corporation.

Amount: $25 million senior discount bridge loan (the "Senior Discount Bridge Loan").

Maturity:      The commitment shall automatically expire on November 30, 1998 if no portion of the Senior Discount Bridge Loan has been funded (other than as a result of failure of the Lender to fulfill its obligations hereunder). Any outstanding amount under the Senior Discount Bridge Loan will be required to be repaid in full on the earlier of (a) one year following the initial funding date of any portion of the Senior Discount
               Bridge Loan and (b) the closing date of any permanent financing; provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (a) above, the Senior Discount Bridge Loan shall be converted, subject to the conditions outlined under "Conditions to Conversion of the Senior Discount Bridge Loan", to a senior discount term loan facility (the "Senior Discount Term Loan" and, collectively with the Senior Discount Bridge Loan, the "Facility") with a maturity of 12 months after the scheduled final maturity of the Bank Financing (as in effect on the Closing Date); provided, however, that the Borrower shall pay to the Lender on the Conversion Date (as defined below), a conversion cash fee as provided in the Fee Letter (the
               "Conversion Fee").

Commitment
and Funding
Fee:           As provided in the Fee Letter.

Use of
Proceeds:      To fund in part the Transaction and to pay related fees and expenses.

--------

         (2) Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter to which this summary term sheet is attached.

Interest
Rate:          As provided in the Fee Letter.

Ranking: The obligations of the Borrower under the Senior Discount Bridge Loan will be senior obligations of the Borrower and will rank (i) PARI PASSU in right of payment to all senior indebtedness of the Borrower, and (ii) senior to any subordinated indebtedness of the Borrower.

Optional
Prepayment:    The Borrower may prepay the Senior Discount Bridge Loan or the
               Senior Discount Term Loan, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon; PROVIDED, HOWEVER, that at such time as the Senior Discount Term Loan bears interest at the Fixed Rate, the Senior Discount Term Loan shall be subject to redemption restrictions and premiums typical for high yield debt securities.

Mandatory
Prepayment:    Net proceeds of sales of debt or equity securities in a public offering or private placement by the Borrower shall be used to prepay the Senior Discount Bridge Loan plus accrued interest and any other amount payable thereunder to the full extent of the net proceeds so received. The Borrower will be required to make an offer to purchase all notes outstanding under the Senior Discount Bridge Loan or the Senior Discount Term Loan, as the case may be, upon the occurrence of a Change of Control
               (to be defined).

Participation/
Assignment
or
Syndication:   The Lender may participate out or sell or assign, or syndicate to other lenders, the Senior Discount Bridge Loan or Senior
               Discount Term Loan, in whole or in part, at any time, subject to compliance with applicable securities laws.

Conditions
to Conversion
of the Senior
Discount       One year after the Funding Date of any portion of the Senior
Bridge Loan:   Discount Bridge Loan, unless (A) the Borrower or any
               significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, (B) there exists a payment default (whether or not matured) with respect to the Senior
               Discount Bridge Loan or the Conversion Fee or (C) there exists a default in the payment when due at final maturity of any indebtedness (excluding the indebtedness under the Senior
               Discount Bridge Loan) of the Borrower or any of its subsidiaries in excess of $5 million for any such default or all such defaults, or the maturity of such indebtedness shall have been accelerated, the Senior Discount Bridge Loan shall convert into the Senior Discount Term Loan; PROVIDED, HOWEVER, that if an event described in clause (B) or (C) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior Discount Bridge Loan has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

Debt Security
Exchange:      The Lender may at any time after the Conversion Date require that the Borrower exchange the Senior Discount Term Loan for long-term notes which shall bear interest at the Fixed Rate, determined at such time, and shall have such covenants as are customary for high yield debt securities issued for cash in the then prevailing market and acceptable to the Lender and the Borrower and shall in addition provide customary registration rights, including, without limitation, a registered exchange offer or, if not permitted by applicable law to effect an exchange offer, demand registrations.

Covenants:     The Financing Documentation will contain customary affirmative and negative high yield covenants (with customary carve-outs and exceptions), including, without limitation, restrictions on the ability of the Borrower and its subsidiaries to incur additional indebtedness, pay certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, and merge, consolidate or transfer substantially all of their respective assets. Further, during the term of the Senior Discount
               Bridge Loan, the covenants will be more restrictive than the covenants applicable to the Senior Discount Term Loan and will include additional prohibitive covenants relating to asset sales, certain acquisitions, certain debt incurrences and certain other corporate transactions as are customary for such financings.

Representations
and
Warranties:    Customary for transactions of this type.

Conditions
Precedent:     Customary for transactions of this type as set forth in
               Section 3 of the bridge loan commitment letter.

Events         Customary for  transactions of this type,  including,  without
of Default:    limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

Governing Law  The State of New York.
and Forum:

Indemnification  Customary for transactions of this type.
  and Expense
  Reimbursement:

  June 23, 1998
                                  CONFIDENTIAL